PROSPECTUS SUPPLEMENT (To Prospectus dated July 11, 2003)	Filed Pursuant to Rule No. 424(b)(3) REGISTRATION NO. 333-37980

1,000,000,000 Depositary Receipts
Market 2000+ HOLDRS (SM) Trust

        This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

        The share amounts specified in the table in the “Highlights of Market 2000+ HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
Agere Systems Inc. Class A	AGRA	0.043117	NYSE
Agere Systems Inc. Class B	AGRB	1.058252	NYSE
American International Group, Inc.	AIG	2	NYSE
Astrazeneca p.l.c.*	AZN	4	NYSE
AT&T Corp.	T	1.2	NYSE
AT&T Wireless Services, Inc.	AWE	1.9308	NYSE
AVAYA Inc.	AV	0.3333	NYSE
BellSouth Corporation	BLS	5	NYSE
BP p.l.c.*	BP	3	NYSE
Bristol-Myers Squibb Company	BMY	3	NYSE
BT Group p.l.c.	BTY	2	NYSE
Cisco Systems, Inc.	CSCO	3	NASDAQ
Citigroup Inc.	C	3	NYSE
Comcast Corporation	CMCSA	1.941	NASDAQ
The Coca-Cola Company	KO	3	NYSE
Dell Inc.	DELL	5	NASDAQ
Deutsche Telekom AG*	DT	5	NYSE
Eli Lilly and Company	LLY	2	NYSE
EMC Corporation	EMC	2	NYSE
Exxon Mobil Corporation	XOM	4	NYSE
France Telecom*	FTE	2	NYSE
General Electric Company	GE	3	NYSE
GlaxoSmithKline p.l.c.	GSK	3	NYSE
Hewlett-Packard Company	HPQ	4	NYSE
Home Depot, Inc.	HD	4	NYSE
Intel Corporation	INTC	2	NASDAQ
International Business Machines Corporation	IBM	2	NYSE
JDS Uniphase Corporation	JDSU	2	NASDAQ
Johnson & Johnson	JNJ	4	NYSE
LM Ericsson Telephone Company*	ERICY	0.9	NASDAQ
Lucent Technologies Inc.	LU	4	NYSE
McDATA Corporation	MCDTA	0.07361	NASDAQ
Medco Health Solutions	MHS	0.3618	NYSE
Merck & Co., Inc.	MRK	3	NYSE
Microsoft Corporation	MSFT	6	NASDAQ
mmO2 p.l.c.	OOM	2	NYSE
Morgan Stanley Dean Witter & Co.	MWD	2	NYSE
Nippon Telegraph and Telephone Corporation*	NTT	3	NYSE
Nokia Corp.*	NOK	4	NYSE
Nortel Networks Corporation	NT	2	NYSE
Novartis AG*	NVS	5	NYSE
Oracle Corporation	ORCL	4	NASDAQ
Pfizer Inc.	PFE	4	NYSE
Qwest Communications International Inc.	Q	4	NYSE
Royal Dutch Petroleum Company*	RD	3	NYSE
SBC Communications Inc.	SBC	4	NYSE
Sony Corporation*	SNE	2	NYSE
Sun Microsystems, Inc.	SUNW	4	NASDAQ
Syngenta AG	SYT	1.03860	NYSE
Texas Instruments Incorporated	TXN	3	NYSE
The St. Paul Travelers Companies, Inc.	STA	0.17158726	NYSE
Time Warner Inc.	TWX	6	NYSE
TOTAL S.A.*(1)	TOT	2	NYSE
Toyota Motor Corporation*	TM	2	NYSE
Verizon Communications	VZ	4	NYSE
Viacom Inc.-Ci B	VIA.B	3	NYSE
Vodafone Airtouch p.l.c.*	VOD	5	NYSE
Wal-Mart Stores Inc.	WMT	4	NYSE
Zimmer Holdings, Inc.	ZMH	0.3	NYSE

_________________

(1) Total Fina Elf S.A. changed its name to TOTAL S.A. effective May 7, 2003.

(*) The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences— Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

        The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 30, 2004.